Exhibit 77o

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING High Yield Bond Fund	Eagle Rock energy Partners LP	07/10/12	Wachovia Capital Markets LLC	ING Financial Markets
ING High Yield Bond Fund	Biomet Inc.	07/25/12	Goldman Sachs & Co.	ING Financial Markets
ING High Yield Bond Fund	BIOMET INC	09/18/12	Bank of America	ING Financial Markets
ING Intermediate Bond Fund	Anheuser-Busch InBev Worldwide Inc.	07/11/12	Deutsche Bank Securities, Inc.	ING Capital LLC
ING Intermediate Bond Fund	MetLife Inc	08/08/12	Barclay's Capital	ING Financial Markets
ING Intermediate Bond Fund	JPMorgan Chase & Co	08/13/12	J.P. Morgan Securities, Inc.	ING Financial Markets
ING High Yield Bond Fund	Wind Acquisition Finance S.A.	04/04/12	DBSI	ING Bank NV
ING High Yield Bond Fund	Plains Exploration & Production Company	04/24/12	JPM	ING Bank NV/United States
ING High Yield Bond Fund	Telesat Canada/Telesat LLC	04/30/12	JPM	ING Capital LLC
ING Intermediate Bond Fund	VTB Bank OJSC Via VTB Capital SA	04/04/12	CITI	ING Bank NV
ING Intermediate Bond Fund	Omnicom Group Inc.	04/18/12	JPM	ING Financial Markets